Exhibit EX-28.h.27

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

April 1, 2016

Nationwide Variable Insurance Trust

1000 Continental Drive, Suite 400

King of Prussia, Pennsylvania 19406

Re:	Administrative Services Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Financial Services, Inc. (“NFS”) agrees that, with respect to the NVIT Money Market Fund, a series of Nationwide Variable Insurance Trust, NFS shall waive all or a portion of the Administrative Services Fee in an amount that may vary in order to ensure that each class of the NVIT Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through March 31, 2017. NFS acknowledges that NFS shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Financial Services, Inc.

By:	/s/ Steven D. Pierce
Name:	Steven D. Pierce
Title:	AVP, External Funds Management

Your signature below acknowledges
acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name:	Allan J. Oster
Title:	Assistant Secretary

Date:	April 1, 2016